Exhibit 99.1

News Release

news release

FOR IMMEDIATE RELEASE                                                                  AUGUST 3, 2015

    SYKES ENTERPRISES, INCORPORATED REPORTS

   SECOND-QUARTER 2015 FINANCIAL RESULTS

— Continued agent productivity gains drive second quarter 2015 financial results above previously provided business outlook ranges

—Updating full-year 2015 business outlook

TAMPA, FL – August 3, 2015 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing comprehensive outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today its financial results for the second-quarter ended June 30, 2015.

Second Quarter 2015 Financial Highlights

SYKES Enterprises, Incorporated

Corporate Headquarters:

400 North Ashley Drive

Tampa, FL USA 33602

1 - 800 - TO - SYKES

http://www.sykes.com

EMEA Operations:

599 Calder Road

Edinburgh EH11 4GA

Scotland

+44 (0) 131 458-6500

•       Second quarter 2015 revenues of $307.5 million decreased $13.0 million, or 4.1%, from $320.5 million in the comparable quarter last year, driven chiefly by unfavorable foreign exchange rates as the functional currencies of the Company’s various international operations weakened relative to the U.S. dollar on a comparable basis; on a constant currency basis, second quarter 2015 revenues increased 1.1% comparably, with the increased demand led by the technology vertical

•       Second quarter 2015 operating margin was 5.9% versus 3.3% in the same period last year; on a non-GAAP basis (see section titled “Non-GAAP Financial Measures” for an explanation and see Exhibit 6 for reconciliation), second quarter 2015 operating margin increased to 7.1% versus 4.7% in the same period last year, with the comparable margin increase primarily driven largely by higher agent productivity gains and sustained improvement in capacity utilization, coupled with a favorable foreign exchange impact (approximately 80 basis points); the year-ago period’s margin, however, was somewhat constrained by costs related to demand, which materialized later than anticipated, as well as the cost impact of a financial services program ramp down due partly to regulatory changes in a client’s industry

•       Second quarter 2015 diluted earnings per share were $0.31 versus $0.19 in the comparable quarter last year, with the 63.2% increase due largely to the above-mentioned factors

•       On a non-GAAP basis, second quarter 2015 diluted earnings per share increased to $0.36 from $0.27 in the same period last year (see Exhibit 6 for reconciliation), with the comparable 33.3% increase driven largely by the previously-mentioned factors. Second quarter 2015 diluted earnings per share were also higher relative to the Company’s May 2015 business outlook range of $0.24 to $0.27, also driven largely by the previously-mentioned factors coupled with a lower effective tax rate relative to the May 2015 business outlook

•       Consolidated capacity utilization rate increased slightly to 80% in the second quarter of 2015 from 79% in the comparable period last year, due to a reduction in capacity

Americas Region

Revenues from the Company’s Americas region, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), decreased 2.7% to $249.7 million, or 81.2% of total revenues, for the second quarter of 2015 compared to $256.7 million, or 80.1% of total revenues, in the same prior year period. On a constant currency basis, second quarter 2015 Americas revenues decreased 1.1% comparably, moderated by certain clients within the communications as discussed in the Company’s May 2015 business outlook, as well as clients within the financial services and transportation and leisure verticals.

Sequentially, revenues generated from the Americas region decreased 5.5% to $249.7 million from $264.2 million, or 81.6% of total revenues, in the first quarter of 2015. On a constant currency basis, second quarter 2015 Americas revenues decreased 5.6% over first quarter due to seasonality and demand moderation with certain clients as discussed in the May 2015 business outlook.

The Americas income for the second quarter of 2015 increased 35.7% to $28.7 million, with an operating margin of 11.5% versus 8.2% in the comparable quarter last year. On a non-GAAP basis, the Americas operating margin increased to 13.0% from 9.8% in the comparable quarter last year, driven by agent productivity gains and improved capacity utilization, coupled with favorable foreign exchange impact (approximately 110 basis points) (see Exhibit 7 for reconciliation).

Sequentially, the Americas income for the second quarter of 2015 decreased 11.9% to $28.7 million, with an operating margin of 11.5% versus 12.3% in the first quarter of 2015. On a non-GAAP basis, the Americas operating margin was 13.0% versus 13.7% in the first quarter of 2015, with the decrease driven by a combination of seasonality and demand moderation with certain clients as discussed in our May 2015 business outlook. (see Exhibit 7 for reconciliation).

EMEA Region

Revenues from the Company’s Europe, Middle East and Africa (EMEA) region decreased 9.5% to $57.8 million, representing 18.8% of total revenues, for the second quarter of 2015, compared to $63.8 million, or 19.9% of total revenues, in the same prior year period. On a constant currency basis, EMEA revenues increased 10.0% on a comparable basis driven by the communications, technology and transportation and leisure verticals.

Sequentially, revenues from the Company’s EMEA region decreased 2.9% to $57.8 million, or 18.8% of total revenues, versus $59.5 million, or 18.4% of total revenues, in the first quarter of 2015. On a constant currency basis, EMEA revenues decreased 2.2% sequentially due to fewer work days in the second quarter compared to the first quarter.

The EMEA region’s income for the second quarter of 2015 was $3.0 million, with an operating margin of 5.1% versus 2.4% in the comparable quarter last year. On a non-GAAP basis, the operating margin was 5.1% versus 2.2% in the same period last year, with the margin increase driven by a combination of higher demand and productivity improvements (see Exhibit 7 for reconciliation).

Sequentially, the EMEA region’s income for the second quarter of 2015 was $3.0 million, or 5.1% of EMEA revenues, versus $3.8 million, or 6.4% of revenues, in the first quarter of 2015. On a non-GAAP basis, the EMEA operating margin was 5.1% versus 6.4% in the first quarter of 2015 due to fewer workdays and higher employee costs in the form of overtime pay for public holidays in certain countries (see Exhibit 7 for reconciliation).

Other G&A Expenses

Other G&A expenses, which includes corporate and other costs, increased to $13.4 million, or 4.4% of total revenues, in the second quarter of 2015, compared to $12.3 million, or 3.8% of total revenues in the prior year period. On a non-GAAP basis, other G&A expenses increased to 4.4% of total revenues from 3.6% in the prior year period due to a combination of expenses related to increased incentive compensation, as well as higher travel and consulting costs (see Exhibit 7 for reconciliation).

Sequentially, other G&A expenses decreased to $13.4 million from $13.8 million in the first quarter of 2015, however, as a percent of total revenues increased slightly to 4.4% of revenues in the second quarter of 2015 from 4.3% in the first quarter of 2015 on both a GAAP and non-GAAP basis (see Exhibit 7 for reconciliation).

Other Income (Expense) and Taxes

Total other income (expense), net for the second quarter of 2015 was roughly flat, totaling $0.6 million compared to $0.7 million for the same period in the prior year.

The Company recorded an effective tax rate of 26.6% for the second quarter of 2015 versus 14.2% in the same period last year and slightly below the estimated 27% provided in the Company’s May 2015 business outlook. The effective tax rate differential on a comparable basis was primarily due to a shift in the geographic mix of earnings to higher tax rate jurisdictions.

On a non-GAAP basis, the second quarter 2015 effective tax rate was 28.1% compared to 20.7% in the same period last year and below the estimated 30% provided in the Company’s May 2015 business outlook (see Exhibit 11 for reconciliation). The effective tax rate differential on a comparable basis was due to the aforementioned factor.

Liquidity and Capital Resources

The Company’s balance sheet at June 30, 2015 remained strong with cash and cash equivalents of $222.4 million, of which approximately 90.8%, or $201.9 million, was held in international operations and is deemed to be indefinitely reinvested offshore. In the second quarter of 2015, net cash provided by operating activities was up 22.8% to $28.5 million, driven mostly by higher net income and changes in operating assets and liabilities. At quarter end, the Company had $65.0 million in borrowings outstanding, with $375.0 million available under its new $440.0 million credit facility dated May 12, 2015.

Business Outlook

The assumptions driving the business outlook for the third quarter and full-year 2015 are as follows:

•       The Company is updating its full-year 2015 business outlook. Given the better-than-expected financial results for the second quarter, the Company is increasing the bottom end of its revenue range for 2015 (to between $1,275.0 million and $1,285.0 million from between $1,270.0 million and $1,285.0 million previously). In addition, the Company is also raising both the bottom and top-end of its full-year diluted earnings per share ranges (to between $1.57 and $1.63 from between $1.54 and $1.62 previously) even as it absorbs the cost of investments for an incremental 1,700 gross seats, doubling the initial 1,700 gross seat additions planned for 2015 and bringing the total gross seat additions for 2015 at 3,400. The incremental seat addition is being driven by higher demand mainly from certain financial services clients. The investments associated with the incremental capacity additions and the related ramps are expected to impact diluted earnings per share by approximately $0.09 for the second half of 2015. Yet despite these incremental investments, the Company’s implied operating margin expectations for full-year 2015 remains unchanged;

•       The Company added roughly 400 seats on a gross basis in the second quarter, in addition to the 400 already added in first quarter of 2015. The net seat count, however, is down by approximately 800 for the first six months of 2015. With the incremental seat additions as discussed above, on top of those slated previously, the Company now expects to end 2015 with a net increase in seats of 1,700 relative to year-end 2014 versus initial plans of a flat seat count;

•       The Company’s revenues and earnings per share assumptions for the third quarter and full year 2015 are based on foreign exchange rates as of July 2015. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets the Company serves could have a further impact, positive or negative, on revenues and both GAAP and non-GAAP earnings per share relative to the business outlook for the third quarter and full-year as discussed above;

•       The Company anticipates total other interest income (expense), net of approximately $0.8 million for the third quarter and $3.2 million for the full year 2015. These amounts exclude the potential impact of any future foreign exchange gains or losses in other income (expense); and

•       The Company anticipates a slightly higher effective tax rate for full-year 2015 relative to the business outlook provided in May, driven chiefly by a shift in the geographic mix of earnings to higher tax rate jurisdictions.

Considering the above factors, the Company anticipates the following financial results for the three months ending September 30, 2015:

•       Revenues in the range of $315.0 million to $320.0 million

•       Effective tax rate of approximately 29.0%; **on a non-GAAP basis, an effective tax rate of approximately 30.0%

•       Fully diluted share count of approximately 42.2 million

•       Diluted earnings per share of approximately $0.29 to $0.32

•       **Non-GAAP diluted earnings per share in the range of $0.34 to $0.37

•       Capital expenditures in the range of $25.0 million to $28.0 million

For the twelve months ending December 31, 2015, the Company anticipates the following financial results:

•       Revenues in the range of $1,275.0 million to $1,285.0 million

•       Effective tax rate of approximately 27.0%; **on a non-GAAP basis, an effective tax rate of approximately 28.0%

•       Fully diluted share count of approximately 42.6 million

•       Diluted earnings per share of approximately $1.35 to $1.41

•       **Non-GAAP diluted earnings per share in the range of $1.57 to $1.63

•       Capital expenditures in the range of $60.0 million to $65.0 million

** See exhibits 10 & 11 for third quarter and full-year 2015 non-GAAP diluted earnings per share and tax rate reconciliations.

Strategic Acquisition of Qelp

In the third quarter, the Company acquired Netherlands-based Qelp to further broaden and strengthen its service portfolio around digital customer support & extend its reach into adjacent, but complementary, markets. The initial purchase price of this all-cash acquisition is EUR 8.9 million, exclusive of the contingent consideration. Qelp generated revenues of EUR 4.1 million, or U.S. $5.4 million, in 2014 and is growing in excess of 25% annually in functional currency terms.

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, August 4, 2015, at 10:00 a.m. Eastern Daylight Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/investor-relations/Investor-Resources/Investor-Relations-Home/default.aspx.

Non-GAAP Financial Measures

Non-GAAP income, non-GAAP operating margins, non-GAAP tax rate, non-GAAP income, net of taxes, per diluted share and non-GAAP income by segment are important indicators of performance as these non-GAAP financial measures assist readers in further understanding the Company’s results from operations and how management evaluates and measures such performance. These non-GAAP indicators of performance are not measures of financial performance under U.S. Generally Accepted Accounting Principles (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. Refer to the exhibits in the release for detailed reconciliations.

About Sykes Enterprises, Incorporated

SYKES is a global leader in providing comprehensive customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web, chat and social media. Utilizing its integrated onshore/offshore and virtual at-home agent delivery models, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific region) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include order processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, ability of maintaining margins offshore (iii) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (iv) currency fluctuations, (v) the timing of significant orders for SYKES’ products and services, (vi) loss or addition of significant clients, (vii) the early termination of contracts by clients, (viii) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (ix) construction delays of new or expansion of existing customer support centers, (x) difficulties or delays in implementing SYKES’ bundled service offerings, (xi) failure to achieve sales, marketing and other objectives, (xii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiii) changes in applicable accounting principles or interpretations of such principles, (xiv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xv) rapid technological change, (xvi) political and country-specific risks inherent in conducting business abroad, (xvii) SYKES’ ability to attract and retain key management personnel, (xviii) SYKES’ ability to further penetrate into vertically integrated markets, (xix) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xx) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxii) SYKES’ dependence on trends toward outsourcing, (xxiii) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxiv) the existence of substantial competition, (xxv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvi) risks related to the integration of the businesses of SYKES and Alpine Access and (xxvii) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:

Subhaash Kumar

Sykes Enterprises, Incorporated

(813) 233-7143

Sykes Enterprises, Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 1

	Three Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015
Revenues	$307,453	$320,498	$323,685
Direct salaries and related costs	(202,143)	(221,085)	(213,927)
General and administrative	(72,651)	(74,005)	(72,727)
Depreciation, net	(11,007)	(11,322)	(11,059)
Amortization of intangibles	(3,435)	(3,659)	(3,431)

Income from operations	18,217	10,427	22,541
Total other income (expense), net	(626)	(714)	(1,102)

Income before income taxes	17,591	9,713	21,439
Income taxes	(4,679)	(1,376)	(5,800)

Net income	$12,912	$8,337	$15,639

Net income per common share:
Basic	$0.31	$0.20	$0.37

Diluted	$0.31	$0.19	$0.37

Weighted average common shares outstanding:
Basic	42,008	42,711	42,181
Diluted	42,216	42,810	42,440

Sykes Enterprises, Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 2

	Six Months Ended
	June 30, 2015	June 30, 2014
Revenues	$631,138	$644,927
Direct salaries and related costs	(416,070)	(442,710)
General and administrative	(145,378)	(147,382)
Depreciation, net	(22,066)	(22,620)
Amortization of intangibles	(6,866)	(7,310)

Income from operations	40,758	24,905
Total other income (expense), net	(1,728)	(319)

Income before income taxes	39,030	24,586
Income taxes	(10,479)	(5,936)

Net income	$28,551	$18,650

Net income per common share:
Basic	$0.68	$0.44

Diluted	$0.67	$0.44

Weighted average common shares outstanding:
Basic	42,095	42,726
Diluted	42,328	42,845

Sykes Enterprises, Incorporated

Segment Results

(in thousands, except per share data)

(Unaudited)

Exhibit 3

	Three Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015
Revenues:
Americas	$249,682	$256,663	$264,173
EMEA	57,752	$63,835	59,495
Other	19	-	17

Total	$307,453	$320,498	$323,685

Operating Income:
Americas	$28,669	$21,135	$32,541
EMEA	2,969	1,561	3,788
Other	(13,421)	(12,269)	(13,788)

Income from operations	18,217	10,427	22,541

Total other income (expense), net	(626)	(714)	(1,102)
Income taxes	(4,679)	(1,376)	(5,800)

Net income	$12,912	$8,337	$15,639

	Six Months Ended
	June 30, 2015	June 30, 2014
Revenues:
Americas	$513,855	$517,909
EMEA	117,247	127,018
Other	36	-

Total	$631,138	$644,927

Operating Income:
Americas	$61,210	$43,782
EMEA	6,757	4,445
Other	(27,209)	(23,322)

Income from operations	40,758	24,905

Total other income (expense), net	(1,728)	(319)
Income taxes	(10,479)	(5,936)

Net income	$28,551	$18,650

Sykes Enterprises, Incorporated

Consolidated Balance Sheets

(in thousands, except seat data)

(Unaudited)

Exhibit 4

	June 30, 2015	December 31, 2014
Assets:
Current assets	$552,452	$550,086
Property and equipment, net	104,219	109,880
Goodwill & intangibles, net	243,961	254,451
Other noncurrent assets	27,937	30,083

Total assets	$928,569	$944,500

Liabilities & Shareholders’ Equity:
Current liabilities	$157,684	$167,862
Noncurrent liabilities	110,115	118,420
Shareholders’ equity	660,770	658,218

Total liabilities and shareholders’ equity	$928,569	$944,500

Sykes Enterprises, Incorporated Supplementary Data
	Q2 2015	Q2 2014
Geographic Mix (% of Total Revenues):
Americas (1)	81%	80%
Europe, Middle East & Africa (EMEA)	19%	20%
Other	0%	0%

Total	100%	100%

(1) Includes the United States, Canada, Latin America, South Asia and the Asia Pacific (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q2 2015	Q2 2014
Vertical Industry Mix (% of Total Revenues):
Communications	35%	38%
Financial Services	24%	25%
Technology / Consumer	19%	17%
Transportation & Leisure	8%	9%
Healthcare	5%	5%
Other	8%	6%

Total	100%	100%

	Seat Capacity (2)
	Q2 2015	Q2 2014	Q1 2015
Americas	33,500	34,800	33,200
EMEA	6,700	6,300	6,700

Total	40,200	41,100	39,900

	Capacity Utilization
	Q2 2015	Q2 2014	Q1 2015
Americas	79%	77%	78%
EMEA	86%	89%	88%

Total	80%	79%	80%

(2) The seat capacity and capacity utilization data are related to the Company’s brick-and-mortar call centers. At the end of the second quarter 2015, the Company had approximately 2,600 agent FTEs working virtually from home both in the U.S. and Canada.

Sykes Enterprises, Incorporated

Cash Flow from Operations

(in thousands)

(Unaudited)

Exhibit 5

	Three Months Ended
	June 30,	June 30,
	2015	2014
Cash Flow From Operating Activities:
Net income	$12,912	$8,337
Depreciation	11,203	11,551
Amortization of intangibles	3,435	3,659
Amortization of deferred grants	(242)	(240)
Changes in assets and liabilities and other	1,154	(121)

Net cash provided by operating activities	$28,462	$23,186

Capital expenditures	$8,607	$12,530
Cash paid during period for interest	$367	$459
Cash paid during period for income taxes	$8,625	$5,545

	Six Months Ended
	June 30,	June 30,
	2015	2014
Cash Flow From Operating Activities:
Net income	$28,551	$18,650
Depreciation	22,458	23,090
Amortization of intangibles	6,866	7,310
Amortization of deferred grants	(441)	(829)
Changes in assets and liabilities and other	(330)	(8,879)

Net cash provided by operating activities	$57,104	$39,342

Capital expenditures	$19,476	$24,236
Cash paid during period for interest	$735	$904
Cash paid during period for income taxes	$14,231	$9,341

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 6

	Three Months Ended
	June 30,	June 30,	March 31,
	2015	2014	2015
GAAP income from operations	$18,217	$10,427	$22,541
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	3,737	4,095	3,745
Merger & integration costs	-	-	-
EMEA restructuring	-	(182)	-
Other	-	681	-

Non-GAAP income from operations	$21,954	$15,021	$26,286

	Three Months Ended
	June 30,	June 30,	March 31,
	2015	2014	2015
GAAP net income, per diluted share	$0.31	$0.19	$0.37
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.05	0.06	0.06
Merger & integration costs	-	-	-
EMEA restructuring	-	-	-
Other	-	0.02	-

Non-GAAP net income, per diluted share	$0.36	$0.27	$0.43

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 7

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014	2015	2014
GAAP income (loss) from operations	$28,669	$21,135	$2,969	$1,561	$(13,421)	$(12,269)
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	3,737	4,095	-	-	-	-
Merger & integration costs	-	-	-	-	-	-
EMEA restructuring	-	-	-	(182)	-	-
Other	-	-	-	-	-	681

Non-GAAP income (loss) from operations	$32,406	$25,230	$2,969	$1,379	$(13,421)	$(11,588)

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2015	2015	2015	2015	2015	2015
GAAP income (loss) from operations	$28,669	$32,541	$2,969	$3,788	$(13,421)	$(13,788)
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	3,737	3,745	-	-	-	-
Merger & integration costs	-	-	-	-	-	-
EMEA restructuring	-	-	-	-	-	-
Other	-	-	-	-	-	-

Non-GAAP income (loss) from operations	$32,406	$36,286	$2,969	$3,788	$(13,421)	$(13,788)

(1) Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 8

	Six Months Ended
	June 30, 2015	June 30, 2014
GAAP income from operations	$40,758	$24,905
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	7,482	8,197
Merger & integration costs	-	-
EMEA restructuring	-	(182)
Other	-	681

Non-GAAP income from operations	$48,240	$33,601

	Six Months Ended
	June 30, 2015	June 30, 2014
GAAP net income, per diluted share	$0.67	$0.44
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.12	0.12
Merger & integration costs	-	-
EMEA restructuring	-	-
Other	-	0.02

Non-GAAP net income, per diluted share	$0.79	$0.58

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 9

	Americas		EMEA		Other (1)
	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014	2015	2014
GAAP income (loss) from operations	$61,210	$43,782	$6,757	$4,445	($27,209)	($23,322)
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	7,482	8,197	-	-	-	-
Merger & integration costs	-	-	-	-	-	-
EMEA restructuring	-	-	-	(182)	-	-
Other	-	-	-	-	-	681

Non-GAAP income (loss) from operations	$68,692	$51,979	$6,757	$4,263	($27,209)	($22,641)

(1) Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 10

Business Outlook Third Quarter 2015

GAAP net income, per diluted share	$0.29 - $0.32
Adjustments:
Acquisition-related severance & consulting engagement costs	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.05
Merger & integration costs	-
EMEA restructuring	-
Other	-

Non-GAAP net income, per diluted share	$0.34 - $0.37

Business Outlook Full Year 2015

GAAP net income, per diluted share	$1.35 - $1.41
Adjustments:
Acquisition-related severance & consulting engagement costs	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.22
Merger & integration costs	-
EMEA restructuring	-
Other	-

Non-GAAP net income, per diluted share	$1.57 - $1.63

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 11

	Three Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015
GAAP tax rate	27%	14%	27%
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	1%	6%	1%
Merger & integration costs	-	-	-
EMEA restructuring	-	-	-
Other	-	1%	-

Non-GAAP tax rate	28%	21%	28%

	Three Months Ended	Year Ended
	September 30, 2015	December 31, 2015
GAAP tax rate	29%	27%
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	1%	1%
Merger & integration costs	-	-
EMEA restructuring	-	-
Other	-	-

Non-GAAP tax rate	30%	28%